UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 3, 2007

CB RICHARD ELLIS REALTY TRUST

(Exact name of registrant as specified in its charter)

Maryland	333-127405	56-2466617
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

515 South Flower Street, Suite 3100, Los Angeles, California 90071

(Address of principal executive offices)

(609) 683-4900 or (213) 683-4222

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On July 3, 2007, we entered into a definitive purchase agreement (the “Agreement”) with an affiliate of Johnson Development Associates, Inc. (“Seller”), an unrelated third-party, to acquire, subject to customary closing conditions, three additional distribution and manufacturing industrial buildings located in North and South Carolina (the “Additional Properties”), to be included with the portfolio transaction previously disclosed on Form 8-K dated June 22, 2007 and filed with the Securities and Exchange Commission on June 28, 2007 (the “Initial Properties” and, together with the Additional Properties, the “Carolina Portfolio”). We are filing this Form 8-K in reference to the Agreement pursuant to the rules prescribed by Form 8-K. The aggregate contract purchase price for the Additional Properties is $65.3 million, bringing the total purchase price for the Carolina Portfolio up to $248.7 million, exclusive of transaction costs, financing fees and working capital reserves. We anticipate that the acquisition of the Carolina Portfolio will be funded from the proceeds of our initial public offering, mortgage financings obtained in connection with the acquisition and up to $13.5 million of existing mortgage financing which may be assumed, subject to lender approval, for a total of up to $68.7 million of existing mortgage financing which may be assumed in connection with the Carolina Portfolio. We have provided an additional deposit of $0.8 million in connection with the execution of the Agreement that is refundable in the event certain closing conditions are not met. Our refundable deposits on the Carolina Portfolio total $3.0 million.

The Carolina Portfolio consists of 34 distribution and manufacturing industrial buildings located in the markets of Greenville/Spartanburg, South Carolina; Charleston, South Carolina; Charlotte, North Carolina; and Winston-Salem, North Carolina. The Carolina Portfolio totals approximately 5.0 million square feet of industrial space and is currently 82.5% leased. Twenty of the properties in the Carolina Portfolio include expansion capability totaling up to 2.2 million square feet.

The Carolina Portfolio acquisition is scheduled to close in two phases: (i) $223.3 million, consisting of 33 properties (including the Additional Properties), is scheduled to close in the third quarter of 2007 and (ii) $25.4 million, consisting of one property, is scheduled to close in the first quarter of 2008. We anticipate that a portion of the Carolina Portfolio may be sold to third-parties either simultaneously with the closing or shortly thereafter. However, the Agreement, and the previously announced purchase agreements, are subject to a number of contingencies and there can be no assurances that this acquisition will transpire nor can there be any assurances that we will be successful in selling a portion of the Carolina Portfolio.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit 10.1	Purchase and Sale Agreement, dated July 3, 2007, by and among CBRE Operating Partnership, L.P. (including certain of its subsidiaries as named in the agreement) and an affiliate of Johnson Development Associates, Inc. as named in the agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CB RICHARD ELLIS REALTY TRUST

July 9, 2007

	By:	/s/ Jack A. Cuneo
	Name:	Jack A. Cuneo
	Title:	Chief Executive Officer